UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    July 7, 2008

Security With Advanced Technology, Inc.
(Exact name of registrant as specified in charter)

Colorado
(State or other jurisdiction of incorporation)

001-32566 (Commission File Number)	20-1978398 (IRS Employer Identification No.)

1722 Boxelder St., Suite 101, Louisville, Colorado 80027
(Address of principal executive offices)

Registrant’s telephone number, including area code:    (303) 439-0372

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

        On June 5, 2007, Security With Advanced Technology, Inc. (the “Corporation”) filed with the Securities and Exchange Commission (the “SEC”) a Form 8-K (the “Form 8-K”) disclosing its entry into a Supply Agreement (the “Supply Agreement”) with an unaffiliated third party. The Form 8-K and the Supply Agreement, filed as Exhibit 10.1 to the Form 8-K, each omitted information for which a request for confidential treatment was made to the SEC. The omitted information related to, among other things, the identity of the third party and the third party’s business, the term of the Supply Agreement, certain specifications, quantities and pricing of the products to be supplied by the third party and the Corporation’s pending negotiations to acquire certain assets from the third party (the “Acquisition”).

        On July 10, 2007, the Corporation and PCP Acquisition, Inc., a wholly-owned subsidiary of the Corporation, executed an Asset Purchase Agreement with the third party, Perfect Circle Projectiles, LLC (“PCP”), and Gary E. Gibson, PCP’s sole shareholder, pursuant to which the Corporation agreed to acquire certain assets from PCP. The closing of the Acquisition was (i) completed on July 10, 2007, (ii) announced to the public in a press release dated July 12, 2007 and (iii) disclosed in a Form 8-K filed with the SEC on July 13, 2007. In addition, pursuant to the terms of the Supply Agreement, the Supply Agreement terminated upon the closing of the Acquisition. As a result, confidential treatment for previously omitted portions of the Supply Agreement is no longer necessary and has been withdrawn. This Current Report on Form 8-K/A amends the Form 8-K to include as Exhibit 10.1 the Supply Agreement including the text of the previously omitted information.

Item 9.01   Exhibits.

Exhibit Number	Description

10.1	Supply Agreement dated as of May 30, 2007

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Security With Advanced Technology, Inc.
Date: July 7, 2008	By:	/s/ Jeffrey G. McGonegal
Jeffrey G. McGonegal
Chief Executive Officer